Exhibit 99.1

Tenet Reports First Quarter Adjusted EBITDA of $314 Million

2.8% Growth in Adjusted Admissions

6.6% Increase in Surgeries

5.2% Growth in Emergency Department Visits

Confirms Increased 2012 Adjusted EBITDA Outlook

DALLAS — May 8, 2012 — Tenet Healthcare Corporation (NYSE:THC) today reported Adjusted EBITDA of $314 million for the first quarter ended March 31, 2012, and confirmed all disclosures provided in its earnings preview dated April 26, 2012. These previously released results included net operating revenues of $2.350 billion, an increase of 2.2 percent compared to the first quarter of 2011, and net income attributable to common shareholders of $58 million, or $0.13 per diluted share, compared to $73 million, or $0.14 per diluted share, in the first quarter of 2011.

“Our volume growth metrics again rank among the very strongest in the investor-owned sector,” said Trevor Fetter, president and chief executive officer. “It is especially encouraging that much of our volume growth is concentrated in the service lines we targeted for growth, including orthopedic and spinal surgeries, major trauma, and gastrointestinal disorders. The quarter’s performance makes it abundantly clear that when individuals need immediate medical care they are increasingly turning to their local Tenet hospital. This is evidenced by the 5.2 percent increase in emergency department visits we achieved in the quarter. Our solid first quarter performance allowed us to raise our 2012 Outlook for Adjusted EBITDA by an additional $25 million. This was our second Outlook increase this year.”

Discussion of Results   (Percentage changes compare Q1’12 to Q1’11, unless otherwise noted.)

Adjusted admissions increased by 2.8 percent. Total admissions were approximately flat, declining by 0.1 percent, but normalized for a weak flu season, total admissions grew by 0.2 percent. Surgeries increased by 6.6 percent and Emergency Department visits increased by 5.2 percent.

Net operating revenues were $2.350 billion, an increase of $51 million or 2.2 percent, compared to net operating revenues of $2.299 billion in the first quarter of 2011. Adjusted EBITDA in the first quarter of 2012 included $77 million from an industry-wide Medicare inpatient prospective payment settlement. This $77 million contribution to the first quarter 2012 Adjusted EBITDA is roughly comparable to the $75 million incremental revenue from the California and Pennsylvania Provider Fee programs that contributed to Adjusted EBITDA in the first quarter of 2011.

Net patient revenue per adjusted patient day was $2,518, an increase of 1.6 percent. This pricing increase reflects improved terms in our contracts with commercial managed care payers, partially offset by an adverse shift in payer mix and very strong growth in obstetrics deliveries.

Selected operating expenses, which is defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased by 1.9 percent per adjusted admission. Supply costs were extremely well-controlled, declining 2.2 percent per adjusted admission.

Bad debt expense was $193 million, an increase of 6.0 percent, as compared to $182 million in the first quarter of 2011. Bad debt expense as a percent of revenues before provision for doubtful accounts was 7.6 percent, an increase of 30 basis points compared to 7.3 percent in the first quarter of 2011.

Cash and cash equivalents were $104 million at March 31, 2012, a decrease of $9 million from $113 million at December 31, 2011. Cash use in the first quarter of 2012 included the use of $26 million to repurchase 5.3 million shares of the Company’s common stock. Capital expenditures were $136 million in the first quarter of 2012 compared to $116 million in the first quarter of 2011.

Outlook for 2012 Adjusted EBITDA

On April 26, Tenet raised its 2012 Outlook for Adjusted EBITDA to a new range of $1.250 billion to $1.375 billion, an increase of $25 million. The pattern of earnings in 2012 is expected to be weighted toward the second half of the year, largely the result of two sizable items which are expected to be recorded in earnings in the fourth quarter: (1) approximately $120 million in net revenues from the California Provider Fee 30-Month Program and (2) approximately $35 million from Health Information Technology incentive payments. Consistent with this pattern, our Outlook range for Adjusted EBITDA in the second quarter of 2012 is $225-250 million.

Tenet’s statements with regard to its outlook constitute forward-looking information and are subject to the qualifications set forth at the end of this release.

Repurchase of $299 Million of Mandatory Convertible Preferred Stock

On April 26, Tenet announced the repurchase of $299 million of mandatory convertible preferred stock. This preferred stock would have converted into approximately 51 million shares of the Company’s common stock on October 1, 2012, based on the most recent closing share price. This most recent transaction, plus the 81 million shares repurchased as part of the $400 million common share repurchase program initiated in May, 2011, and completed in January, 2012, resulted in an aggregate reduction of 132 million fully diluted shares. In total, these two actions achieved a reduction in fully dilutive shares of approximately 25 percent. Following this transaction, the Company has 411 million primary weighted average shares outstanding and 434 million weighted average shares on a fully diluted basis.

In a related financing, the Company issued $150 million of 8% senior notes due August 1, 2020 and 141.2 million of 6.25% senior secured notes due November 1, 2018. Both S&P and Moody’s reaffirmed, and Fitch upgraded, their ratings on Tenet’s debt following these transactions.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss the Company’s first quarter 2012 results on a 10:00 AM (ET) webcast on May 8, 2012.  This webcast may be accessed through Tenet’s website at www.tenethealth.com/investors.

Additional information regarding Tenet’s quarterly results of operations, including detailed tabular operational data, is contained in its Form 10-Q report, which will be filed with the Securities and Exchange Commission and posted on the Tenet investor relations website before today’s webcast. This press release includes certain non-GAAP measures, such as Adjusted EBITDA. A reconciliation of Adjusted EBITDA to net income attributable to Tenet common shareholders is included in the financial tables at the end of this release.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 50 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves more than 300 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

# # #

This document contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements contained in this press release as a result of new information or future events or developments.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2012	%	2011	%	Change

Net operating revenues:
Net operating revenues before provision for doubtful accounts	$2,543		$2,481		2.5%
Less provision for doubtful accounts	193		182		6.0%
Net operating revenues	2,350	100.0%	2,299	100.0%	2.2%
Operating expenses:
Salaries, wages and benefits	1,078	45.9%	1,035	45.0%	4.2%
Supplies	406	17.3%	404	17.6%	0.5%
Other operating expenses, net	553	23.5%	506	22.0%	9.3%
Electronic health record incentives	(1)	—%	(25)	(1.1)%	(96.0)%
Depreciation and amortization	104	4.4%	101	4.4%	3.0%
Impairment of long-lived assets and goodwill, and restructuring charges, net	3	0.1%	8	0.3%
Litigation and investigation costs	2	0.1%	11	0.5%
Operating income	205	8.7%	259	11.3%
Interest expense	(98)		(118)
Investment earnings	1		1
Income from continuing operations, before income taxes	108		142
Income tax expense	(42)		(51)
Income from continuing operations, before discontinued operations	66		91
Discontinued operations:
Income (loss) from operations	1		(15)
Income tax benefit	—		6
Income (loss) from discontinued operations	1		(9)
Net income	67		82
Less: Preferred stock dividends	6		6
Less: Net income attributable to noncontrolling interests	3		3
Net income attributable to Tenet Healthcare Corporation common shareholders	$58		$73

Amounts attributable to Tenet Healthcare Corporation common shareholders
Income from continuing operations, net of tax	$57		$82
Income (loss) from discontinued operations, net of tax	1		(9)
Net income attributable to Tenet Healthcare Corporation common shareholders	$58		$73

Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders
Basic
Continuing operations	$0.14		$0.17
Discontinued operations	—		(0.02)
	$0.14		$0.15
Diluted
Continuing operations	$0.13		$0.16
Discontinued operations	—		(0.02)
	$0.13		$0.14
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	411,373		486,902
Diluted	484,873		565,181

TENET HEALTHCARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(Dollars in millions)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$104	$113
Accounts receivable, less allowance for doubtful accounts	1,417	1,278
Inventories of supplies, at cost	157	161
Income tax receivable	5	7
Current portion of deferred income taxes	411	418
Assets held for sale	2	2
Other current assets	386	378
Total current assets	2,482	2,357
Investments and other assets	153	156
Deferred income taxes, net of current portion	342	374
Property and equipment, at cost, less accumulated depreciation and amortization	4,324	4,350
Goodwill	738	736
Other intangible assets, at cost, less accumulated amortization	506	489
Total assets	$8,545	$8,462

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$288	$66
Accounts payable	640	760
Accrued compensation and benefits	338	376
Professional and general liability reserves	63	75
Accrued interest payable	103	112
Accrued legal settlement costs	56	64
Other current liabilities	352	362
Total current liabilities	1,840	1,815
Long-term debt, net of current portion	4,295	4,294
Professional and general liability reserves	335	337
Accrued legal settlement costs	2	2
Other long-term liabilities	526	506
Total liabilities	6,998	6,954
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	16	16
Equity:
Shareholders’ equity:
Preferred stock	334	334
Common stock	27	27
Additional paid-in capital	4,403	4,407
Accumulated other comprehensive loss	(49)	(52)
Accumulated deficit	(1,376)	(1,440)
Common stock in treasury, at cost	(1,879)	(1,853)
Total shareholders’ equity	1,460	1,423
Noncontrolling interests	71	69
Total equity	1,531	1,492
Total liabilities and equity	$8,545	$8,462

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2012	2011
Net income	$67	$82
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	104	101
Provision for doubtful accounts	193	182
Deferred income tax expense	38	35
Stock-based compensation expense	8	7
Impairment of long-lived assets and goodwill, and restructuring charges	3	8
Litigation and investigation costs	2	11
Fair market value adjustments related to interest rate swap and LIBOR cap agreements	—	19
Amortization of debt discount and debt issuance costs	5	8
Pre-tax (income) loss from discontinued operations	(1)	15
Other items, net	(4)	(13)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(326)	(278)
Inventories and other current assets	(10)	(113)
Income taxes	3	(14)
Accounts payable, accrued expenses and other current liabilities	(110)	(44)
Other long-term liabilities	16	12
Payments against reserves for restructuring charges and litigation costs	(11)	(7)
Net cash used in operating activities from discontinued operations, excluding income taxes	(19)	(13)
Net cash used in operating activities	(42)	(2)
Cash flows from investing activities:
Purchases of property and equipment—continuing operations	(136)	(116)
Purchases of businesses or joint venture interests	(3)	(18)
Proceeds from sales of marketable securities, long-term investments and other assets	3	5
Net cash used in investing activities	(136)	(129)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(455)	—
Proceeds from borrowings under credit facility	658	—
Repayments of other borrowings	(4)	(1)
Repurchases of common stock	(26)	—
Cash dividends on preferred stock	(6)	(6)
Distributions paid to noncontrolling interests	(3)	(2)
Other items, net	5	2
Net cash provided by (used in) financing activities	169	(7)
Net decrease in cash and cash equivalents	(9)	(138)
Cash and cash equivalents at beginning of period	113	405
Cash and cash equivalents at end of period	$104	$267
Supplemental disclosures:
Interest paid, net of capitalized interest	$(102)	$(97)
Income tax payments, net	$(2)	$(24)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING HOSPITALS

(Unaudited)

(Dollars in millions except per patient day, per	Three Months Ended March 31,
admission and per visit amounts)	2012	2011	Change

Net inpatient revenues	$1,640	$1,653	(0.8)%
Net outpatient revenues	$781	$733	6.5%

Number of acute care hospitals (at end of period)	50	50	— *
Licensed beds (at end of period)	13,509	13,457	0.4%
Average licensed beds	13,472	13,457	0.1%
Utilization of licensed beds	51.1%	53.3%	(2.2)%*
Patient days	626,940	645,166	(2.8)%
Adjusted patient days	961,509	963,039	(0.2)%
Net inpatient revenue per patient day	$2,616	$2,562	2.1%
Admissions	133,193	133,349	(0.1)%
Adjusted patient admissions	205,900	200,353	2.8%
Net inpatient revenue per admission	$12,313	$12,396	(0.7)%
Average length of stay (days)	4.71	4.84	(2.7)%
Surgeries	94,596	88,754	6.6%
Outpatient visits	1,052,551	1,010,848	4.1%
Net outpatient revenue per visit	$742	$725	2.3%

Sources of net patient revenue
Medicare	26.6%	23.2%	3.4%*
Medicaid	7.4%	11.6%	(4.2)%*
Managed care	55.8%	54.4%	1.4%*
Indemnity, self-pay and other	10.2%	10.8%	(0.6)%*

* This change is the difference between the 2012 and 2011 amounts shown

Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) cumulative effect of changes in accounting principle, net of tax, (2) net income attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax (expense) benefit, (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net (11) hurricane insurance recoveries, net of costs, (12) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, and (13) depreciation and amortization. The Company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA, is set forth in the first table below for the three months ended March 31, 2012 and 2011.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA to Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2012	2011
Net income attributable to Tenet Healthcare Corporation common shareholders	$58	$73
Less: Net income attributable to noncontrolling interests	(3)	(3)
Preferred stock dividends	(6)	(6)
Income (loss) from discontinued operations, net of tax	1	(9)
Income from continuing operations	66	91
Income tax expense	(42)	(51)
Investment earnings	1	1
Interest expense	(98)	(118)
Operating income	205	259
Litigation and investigation costs, net	(2)	(11)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(8)
Depreciation and amortization	(104)	(101)
Adjusted EBITDA	$314	$379

Net operating revenues	$2,350	$2,299

Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	13.4%	16.5%

Table #2 - Reconciliation of Outlook Adjusted EBITDA to
Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders

for Year Ending December 31, 2012

(Unaudited)

(Dollars in millions)	Low	High

Net income attributable to Tenet Healthcare Corporation common shareholders	$210	$305
Less:
Net income attributable to noncontrolling interests	(15)	(10)
Preferred stock dividends	(12)	(12)
Loss from discontinued operations, net of tax	(10)	(5)
Income from continuing operations	247	332
Income tax expense	(158)	(213)
Income from continuing operations, before income taxes	405	545
Interest expense, net	(410)	(390)
Operating income	815	935
Litigation and investigation costs, net	(10)	(5)
Impairment of long-lived assets and goodwill, and restructuring charges	(15)	(5)
Depreciation and amortization	(410)	(430)
Adjusted EBITDA	$1,250	$1,375

Net operating revenues	$9,425	$9,725
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	13.3%	14.1%

Table #3 - Reconciliation of Outlook Adjusted EBITDA to
Outlook Normalized Income from Continuing Operations

for Year Ending December 31, 2012

(Unaudited)

(Dollars in millions)	Low	High

Adjusted EBITDA (from Table #2)	$1,250	$1,375

Depreciation and amortization	(410)	(430)
Interest expense, net	(410)	(390)
Income from continuing operations, before income taxes	430	555
Income tax expense(a)	(168)	(216)
Income from continuing operations	262	339
Preferred stock dividends	(12)	(12)
Net income attributable to noncontrolling interests	(15)	(10)
Income from continuing operations net of tax (a)	$235	$317

Weighted average shares outstanding (in millions)	436	436
Earnings per share — continuing operations (a)	$0.54	$0.73

(a)  Uses tax rate of 39 percent